UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 9, 2007

Particle Drilling Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30819	20-1563395
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

11757 Katy Freeway, Suite 1300
Houston, Texas	77079
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 223-3031

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 11, 2007, Energy XXI (Bermuda) Limited announced that one of our independent directors, Mr. Hugh Menown, had accepted a position as the Vice President and Chief Accounting Officer of Energy XXI.  As a result of this event, three of our independent directors (Messrs. John Schiller, Steve Weyel and Hugh Menown) are now employed as executive officers of Energy XXI.  Although we currently do not engage in any other business with Energy XXI, due to the unusual nature of this situation, on May 9, 2007, Mr. Weyel informed us that he intends to resign from our board of directors.  Mr. Weyel has indicated his intention to continue to serve on our board of directors until the later to occur of (1) our board of directors has elected a nominee to replace Mr. Weyel or (2) July 1, 2007.  Mr. Menown will continue to serve as a director on our board of directors and to serve as the Chairman of the Audit Committee of our board of directors.  The Nominating and Corporate Governance Committee of our board of directors intends to commence a search process to recommend to the board of directors a nominee to replace Mr. Weyel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTICLE DRILLING TECHNOLOGIES, INC.

Date: May 11, 2007	By:	/s/ J. CHRIS BOSWELL
	Name:	J. Christopher Boswell
	Title:	Senior Vice President and
Chief Financial Officer